Exhibit 99.1

Lev Announces FDA Advisory Committee Unanimously Recommends Approval of Cinryze™ for Hereditary Angioedema

-- Company to Host Conference Call on Monday, May 5 at 8:30 am EST --

New York and Washington DC - May 2, 2008 - Lev Pharmaceuticals, Inc. (OTCBB: LEVP.OB) today announced that the Blood Products Advisory Committee to the U.S. Food and Drug Administration (FDA) today voted unanimously that there is sufficient evidence of the safety and efficacy for the approval of Cinryze™ (C1 inhibitor) for the prophylactic treatment of hereditary angioedema (HAE), also known as C1 inhibitor deficiency.

If approved, Cinryze™ would be the first C1 inhibitor replacement therapy for patients with HAE in the U.S. HAE is characterized by extremely painful, debilitating and sometimes fatal swelling of the extremities, face, genitals, abdomen and laryngeal tract. These attacks, which affect an estimated 10,000 people in the U.S., are usually unpredictable and may be spontaneous or precipitated by emotional or physical stress.

“The advisory committee’s support of Cinryze™ represents an important advancement for HAE patients, caregivers, advocates and physicians who treat this devastating disease,” said Joshua Schein, chief executive officer of Lev. “We look forward to continuing to work with FDA to secure approval of Cinryze™ in order to serve the patients and families who suffer from HAE.”

The FDA had issued a complete response letter (or “approvable” letter) in January, in which the FDA requested information with respect to chemistry, manufacturing, and controls (CMC), as well as additional analyses of existing efficacy data from the Cinryze™ trials. No additional safety information and no additional clinical trials were requested in the FDA’s letter. Lev subsequently filed its complete response to the FDA.

The FDA will review the advisory committee’s recommendations in connection with its consideration of Lev’s BLA.

Conference Call Information

The Company will hold a conference call and audio webcast for investors on Monday, May 5, at 8:30 a.m. Eastern Standard Time (EST). The conference call will be available via live webcast on Lev's website at www.levpharma.com. To participate by telephone, the domestic dial-in number is 866-383-8108 and the international dial-in is 617-597-5343. The access code is 75322162. Investors are advised to dial into the call at least ten minutes prior to the call to register. The conference call will be available via live webcast on Lev's website at www.levpharma.com.

About Cinryze™

Cinryze™ is a plasma-derived C1 inhibitor product that has been studied for the prophylactic and acute treatment of HAE. C1 inhibitor has been used for more than 35 years in Europe to treat patients with C1 inhibitor deficiency.

In the Phase III prophylactic treatment trial, Cinryze™ decreased the normalized number of HAE attacks compared to placebo. The trial had a crossover design with 22 subjects in the efficacy data set. The difference between the number of angioedema attacks during treatment with Cinryze™ and the number during treatment with placebo was statistically significant (p<0.0001). During 12 weeks of prophylactic treatment with Cinryze™, the number of attacks per patient ranged from 0 to 17.6 with a mean of 6.3 (±5.5) and a median of 6 attacks. During 12 weeks of treatment with placebo, the number of attacks per patient ranged from 6 to 20.5 with a mean of 12.7 (± 4.6) and a median of 13.5 attacks. The clinically and statistically significant results for the primary endpoint demonstrating the efficacy of Cinryze™ were supported by statistically significant and clinically meaningful differences in all of the secondary endpoints, with Cinryze™ demonstrating reductions in the severity and duration of attacks, number of days of swelling, and need for open-label Cinryze™ rescue therapy.

In the Phase III acute treatment trial, the median time to the onset of unequivocal relief of symptoms for an acute attack was significantly different between the Cinryze™ group (2 hr) and placebo group (> 4 hr) (p=0.026). The application for the treatment of acute attacks of HAE was not presented before the Blood Products Advisory Committee and is currently under active review at FDA.

Additionally, Cinryze™ has been well tolerated with an adverse event profile no different from placebo. The most common adverse reactions observed have been upper respiratory infection and sinusitis. No drug-related serious adverse events (SAEs), no immunogenicity and no decrease in efficacy have been observed.

As part of Lev's CHANGE trials (C1 inhibitor in Hereditary Angioedema Nanofiltration Generation evaluating Efficacy), the Company is conducting two open label studies for the treatment and prevention of HAE. Qualifying HAE patients continue to have access to Cinryze™ on a compassionate use basis, free of charge. To date, more than 6,000 doses of Cinryze™ have been administered in all parts of the CHANGE trials with more than a dozen patients having individually received well over 100 doses.

About Hereditary Angioedema

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unrestricted, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. While there is no approved therapy for acute HAE attacks in the U.S., C1 inhibitor has been used in Europe to treat HAE for more than 35 years. There are estimated to be 10,000 people with HAE in the United States.

About Lev Pharmaceuticals, Inc.

Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev’s lead product candidate, Cinryze™ (C1 inhibitor), is being developed as a replacement therapy for both the acute and prophylactic treatment of hereditary angioedema (HAE), also known as C1 inhibitor deficiency. Cinryze™ has been granted orphan drug status for the acute and prophylactic treatment of HAE, potentially securing, upon approval, market exclusivity for seven years. Additionally, Lev is in the process of prioritizing its C1 inhibitor development platform for the treatment of selective other diseases and disorders in which inflammation is known or believed to play an underlying role.

For more information about Lev, C1 inhibitor, or HAE, please contact Lev directly at 212-682-3096, or visit Lev’s website at www.levpharma.com.

Forward Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to new information arising out of clinical trial results, the risk that the safety and/or efficacy results of existing clinical trials for Cinryze™ will not support approval for a biologics license, the risk that FDA may require us to conduct additional clinical trials for Cinryze™, the risk that FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that FDA will not approve a product for which a biologics license has been applied, our heavy dependence on the success of Cinryze™, our dependence on our suppliers, our dependence on third parties to manufacture Cinryze™, obtaining regulatory approval to market Cinryze™, market acceptance of Cinryze™, maintaining the orphan drug status associated with Cinryze™, the risks associated with dependence upon key personnel, and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors that May Affect Results" section of our filings with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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INVESTOR CONTACT:
Jason Tuthill, Lev Pharmaceuticals
212-850-9130
jtuthill@levpharma.com

MEDIA CONTACT:
Rebekah Brooks, WeissComm Partners
312-286-7134
rbrooks@wcpglobal.com